EXHIBIT 12.1


                      FRANK'S NURSERY & CRAFTS, INC.

            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



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                                    Sixteen Weeks Ended
                                                               48 Weeks   4 Weeks
                              Pro Forma                          Ended     Ended    Pro Forma
                               5/17/98    5/17/98    5/18/97   12/28/97   1/25/98      1997       1996       1995       1994
                              --------    -------   --------  ---------  --------   ---------  ---------  ---------  ---------
Earnings:
Income (loss) from
   operations before
   income taxes . . . . . .    $13,474    $13,098    $ 5,602   ($18,465) ($12,904)  ($29,331)  ($11,791)   ($7,751)    $ 2,113
Fixed charges against
earnings  . . . . . . . . .      8,727      9,103      8,782     26,263     2,156     27,676     27,881     31,008      29,603
Amortization of capitalized
   interest  . . . . . . . . .      58         58         57        120        13        133        219        217         215
                               -------    -------    -------    -------  --------    -------    -------    -------     -------
   Total earnings . . . . .    $22,259    $22,259    $14,441    $ 7,918  ($10,735)   ($1,522)   $16,309    $23,474     $31,931
                               =======    =======    =======    =======  ========    =======    =======    =======     =======
Fixed Charges:
Interest and debt . . . . .      6,416      6,792      6,624     19,632     1,601    $20,490    $20,863    $23,845     $22,911
33 1/3% of net minimum rent
   expense . . . . . . . . . .   2,311      2,311      2,158      6,631       555      7,186      7,018      7,163       6,692
                               -------    -------    -------    -------   -------    -------    -------    -------     -------
Fixed charges against
   earnings  . . . . . . . . .   8,727      9,103      8,782     26,263     2,156     27,676     27,881     31,008      29,603
Interest capitalized  . . .         20         20         36         48         9         57        231         76          28
                               -------    -------    -------    -------   -------    -------    -------    -------     -------
   Total fixed charges  . .    $ 8,747    $ 9,123    $ 8,818    $26,311   $ 2,165    $27,733    $28,112    $31,084     $29,631
                               =======    =======    =======    =======  ========    =======    =======    =======     =======

Excess (deficiency) . . . .    $13,512    $13,136    $ 5,623   ($18,393) ($12,900)  ($29,255)  ($11,803)   ($7,610)    $ 2,300
                               =======    =======    =======    =======   =======    =======    =======    =======     =======

Ratio . . . . . . . . . . .       2.54       2.44       1.64       0.30     (4.96)     (0.05)      0.58       0.76        1.08
                               =======    =======    =======    =======  ========    =======    =======    =======     =======

Minimum rent expense  . . .    $ 6,933    $ 6,933    $ 6,475    $19,895    $1,664    $21,559    $21,056    $21,492     $20,077
                               =======    =======    =======    =======  ========    =======    =======    =======     =======
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